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                                                                 Exhibit 12
                      MONONGAHELA POWER COMPANY
                       (THOUSANDS OF DOLLARS)


      COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                                   12 Months     Years Ended December 31,
                                     Ended
                                    3/31/95         1994       1993       1992       1991       1990
    Earnings:
        Net income                   $61,826       $59,936    $61,698    $58,344    $54,089    $54,949
        Fixed charges (see below)     39,010        38,871     38,260     36,728     34,341     34,428
        Income taxes                  31,920        30,649     33,662     28,177     31,368     31,235
               Total Earnings       $132,756      $129,456   $133,620   $123,249   $119,798   $120,612


    Fixed Charges:
        Interest on long-term debt   $35,336       $35,187    $35,555    $34,241    $30,918    $30,575
        Other interest                 2,921         2,969      2,033      1,772      2,576      2,689
        Estimated interest component
           of rentals                    753           715        672        715        847      1,164
               Total Fixed Charges   $39,010       $38,871    $38,260    $36,728    $34,341    $34,428


    Ratio of Earnings to Fixed Char     3.40          3.33       3.49       3.36       3.49       3.50
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